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                                    3(A) (3)
                        State Auto Financial Corporation
                            Certificate of Amendment
                                     to the
                 Amended and Restated Articles of Incorporation
                               as of June 2, 1998
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                            CERTIFICATE OF AMENDMENT
                                       TO
                            ARTICLES OF INCORPORATION
                                       OF
                        STATE AUTO FINANCIAL CORPORATION

        The undersigned officers of State Auto Financial Corporation with its principal office at 518 East Broad Street, Columbus, Ohio 43215 do hereby certify that at the Annual Meeting of Shareholders of State Auto Financial Corporation held on May 28, 1998, the following resolution was approved by the shareholders as 98.4% of the shares voted and 89.6% of the shares outstanding were cast in favor of the resolution.

                  RESOLVED, that the Amended and Restated Articles of Incorporation of State Auto Financial Corporation are further amended by deleting the first sentence of the Article Fourth and replacing it with the following:

                      FOURTH: The maximum number of shares which the Corporation shall be authorized to have outstanding is One Hundred and Five Million (105,000,000) which shall be divided into three classes consisting of One Hundred Million (100,000,000) common shares, without par value (the "Common Shares"), Two Million, Five Hundred Thousand (2,500,000) Class A preferred shares, without par value (the "Class A Preferred Shares"), and Two Million, Five Hundred Thousand (2,500,000) Class B preferred shares, without par value (the "Class B Preferred Shares").

         IN WITNESS WHEREOF, the undersigned officers of State Auto Financial Corporation acting for and on behalf of the corporation have hereunto subscribed their names this third day of June 1998.

/s/ John R. Lowther                             /s/ Robert H. Moone
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John R. Lowther                                 Robert H. Moone
Secretary                                       President